EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130310) of DealerTrack Holdings, Inc. of our report dated March 16, 2007 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K. We also consent to the references to us under the heading “Selected Financial Data” (Item 6) in the Form 10-K.

/s/ PricewaterhouseCoopers LLP

Melville, New York
March 16, 2007